EXHIBIT 10

                      LETTER OF INTENT

Between the parties, Mortgage Professionals Lead Source Inc, a Utah corporation of 959 East Akers Way, Sandy, Utah, 84094 (hereinafter "MPLS"), and Neuro Bioscience Inc, a Delaware Corporation of 1251 Avenue of the Americas, New York, NY, 10020 (hereinafter "NBI"), dated 26th September 2002.

  1     This letter is not a legally binding agreement,  but
     serves as a general outline for the terms and conditions of a Share Exchange Agreement which the parties intend to enter into.

  2    The parties will enter into a Share Exchange Agreement
     where MPLS will agree to acquire 100% of the restricted outstanding capital shares of NBI. It is both parties intention that the Share Exchange Agreement will close on October 11, 2002.

  3     MPLS will issue 9,000,000 restricted common shares to
     the shareholders of NBI under an exemption claim without registration rights.

  4     Consultants of MPLS will receive 450,000 shares of S-8
     registration stock subject to leak out terms to be agreed to.

  5     Concurrent  with  closing  of  the  Share  Exchange
     Agreement, NBI will have in place a credit facility with SCO
     Capital and Jano Holdings for a minimum of $1,000,000.

  6     Upon  closing  MPLS will change its  name  to  Neuro
     Bioscience Inc. and agree to appointment of a slate of directors by NBI.

  7     Within  7  days  of closing NBI will  enter  into  a
     fundraising program to raise a minimum of $5 million and a maximum of $10 million, to be carried out by Axcel Capital Partners, and or SCO Financial Group. The Minimum share price for this raise will be $1 per share. The anticipated closing of the financing will be 60 days from closing of the share purchase agreement subject to market conditions. In the event the minimum to be raised is not completed in the 60 day period the consultants and founders of MPLS will receive a warrant equal to 5% of the then current outstanding shares with a strike price of 75% of the trailing 30 day avg bid price and 2 board seats.

  8     NBI  will move to create all audits required  by  US
     securities law as soon as possible and MPLS will retain counsel to draft the definitive merger agreement to be executed as soon as further due diligence by both parties has been performed, which due diligence is not expected to take more than 14 days.

  9      NBI  represents  that  it  owns  not  less  than  5
     developmental pharmaceutical drugs which it will retain and preserve within NBI subject to the closing of the
     contemplated Share Exchange between the parties.   Both
     parties further agree not to enter into any disposition of assets, other than in the ordinary course of business, acquisitions, mergers or like transactions unless this Letter of Intent is terminated in writing by either party.

  10    This Letter of Intent may be executed in one or more
     counterparts each of which shall be deemed an original and together constitute one document. The delivery by facsimile of an executed counterpart of this letter of intent shall be deemed to be an original and shall have the full force and effect of an original copy.




IN WITNESS WHEREOF the parties hereto have executed and delivered this Letter of Intent as of the date of first written above.



/s/  Gregory Willits
____________________________________
Gregory Willits,  President       Mortgage Professionals
Lead Source Inc



/s/   Lee Cole
____________________________________
Lee Cole,  Director   Neuro Bioscience Inc